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                                                                   EXHIBIT 15(a)

                                AWARENESS LETTER
                                ----------------

MidAmerican Energy Company
666 Grand Avenue
Des Moines, Iowa  50309


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of MidAmerican Energy Company and subsidiaries for the periods ended March 31, 2000 and 1999, June 30, 1999, and September 30, 1999, as indicated in our reports dated April 21, 2000, July 23, 1999, and October 25, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 1999, and September 30, 1999 are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Des Moines, Iowa
July 3, 2000